14EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT (corrected)

      We consent to the incorporation by reference in Registration Statements Nos. 2-89135; 33-13618; and 33-28533 of Kinark Corporation on Forms S-8 of our report dated February 27, 1996, except as to the second paragraph of the Long-Term Debt footnote for which the date is April 1, 1996 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 109, and the acquisition of Rogers Galvanizing Company and the related private placement financing that occurred subsequent to December 31, 1995), appearing in this Annual Report on Form 10-K of Kinark Corporation for the year ended December 31, 1995.


/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
April 1, 1996